Exhibit 99.2

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release

Apple to Acquire Majority of Intel’s Smartphone Modem Business
Intel Sharpens Focus on Network Transformation and Compute at the Edge

SANTA CLARA and CUPERTINO, Calif., July 25, 2019 - Intel and Apple have signed an agreement for Apple to acquire the majority of Intel’s smartphone modem business. Approximately 2,200 Intel employees will join Apple, along with intellectual property, equipment and leases. The transaction, valued at $1 billion, is expected to close in the fourth quarter of 2019, subject to regulatory approvals and other customary conditions, including works council and other relevant consultations in certain jurisdictions.
Combining the acquired patents for current and future wireless technology with Apple’s existing portfolio, Apple will hold over 17,000 wireless technology patents, ranging from protocols for cellular standards to modem architecture and modem operation. Intel will retain the option to develop modems for non-smartphone applications, such as PCs, internet of things devices and autonomous vehicles.
“This agreement enables us to focus on developing technology for the 5G network while retaining critical intellectual property and modem technology that our team has created,” said Intel CEO Bob Swan. “We have long respected Apple and we’re confident they provide the right environment for this talented team and these important assets moving forward. We’re looking forward to putting our full effort into 5G where it most closely aligns with the needs of our global customer base, including network operators, telecommunications equipment manufacturers and cloud service providers.”

“We’ve worked with Intel for many years and know this team shares Apple’s passion for designing technologies that deliver the world’s best experiences for our users,” said Johny Srouji, Apple’s senior vice president of Hardware Technologies. “Apple is excited to have so many excellent engineers join our growing cellular technologies group, and know they’ll thrive in Apple’s creative and dynamic environment. They, together with our significant acquisition of innovative IP, will help expedite our development on future products and allow Apple to further differentiate moving forward."

Advisors
Goldman Sachs & Co. LLC served as financial advisor to Intel and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor.
About Intel
Intel (NASDAQ: INTC), a leader in the semiconductor industry, is shaping the data-centric future with computing and communications technology that is the foundation of the world’s innovations. The company’s engineering expertise is helping address the world’s greatest challenges as well as helping secure, power and connect billions of devices and the infrastructure of the smart, connected world - from the cloud to the network to the edge and everything in between. Find more information about Intel at newsroom.intel.com and intel.com.
About Apple
Apple revolutionized personal technology with the introduction of the Macintosh in 1984. Today, Apple leads the world in innovation with iPhone, iPad, Mac, Apple Watch and Apple TV. Apple’s four software platforms - iOS, macOS, watchOS and tvOS - provide seamless experiences across all Apple devices and empower people with breakthrough services including the App Store, Apple Music, Apple Pay and iCloud. Apple’s more than 100,000 employees are dedicated to making the best products on earth, and to leaving the world better than we found it.

Forward-Looking Statements
This press release contains forward-looking statements relating to the pending sale of the majority of Intel’s smartphone modem business to Apple, including statements regarding the benefits and the timing of the transaction, as well as forward-looking statements relating to Intel’s future plans and expectations, total addressable market and market opportunity, future products and technology and the expected benefits of such products and technology, and anticipated trends in Intel’s businesses and the markets relevant to them. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. All forward-looking statements included in this release are based on management expectations as of the date of this release and, except as required by law, Intel and Apple disclaim any obligation to update these forward-looking statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Such risks and uncertainties include the outcome of regulatory reviews of the transaction, the outcome of works council consultations and other relevant consultations in certain jurisdictions related to the transaction, the ability of the parties to complete the transaction in the time expected or at all, litigation or regulatory matters affecting the closing of the transaction, and other risks detailed in Intel’s and Apple’s SEC filings, including the companies’ most recent reports on Form 10-K, Form 10-Q, and Form 8-K, which are available at the SEC’s website at www.sec.gov. Copies of Intel’s SEC filings may also be obtained by visiting Intel’s Investor Relations website at www.intc.com, and copies of Apple’s SEC filings may be obtained by visiting Apple’s Investor Relations website at investor.apple.com.

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